Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
August 8, 2017		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Jeffrey P. Oldenkamp
Chief Financial Officer
612/617-8571
Jeff.Oldenkamp@HawkinsInc.com

HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2018 RESULTS

Minneapolis, MN, August 8, 2017 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2018. Sales of $133.7 million for the three months ended July 2, 2017 represented an increase of 1.8% from $131.4 million for the same period of the prior year. Net income was $5.8 million, or $0.55 per diluted share, compared to net income of $7.6 million, or $0.72 per diluted share, for the same period in fiscal 2017.

“Overall, we expected the first quarter to be impacted by investments to facilitate future growth, but gross margins were softer than expected, driven by continued raw material cost increases on one of our major commodities and the timing of passing these cost increases along to our customers. However, we are pleased with the results of our Water Treatment segment, with sales and operating income up approximately 7% on higher volumes of our specialized products and improved results in our equipment projects,” said Patrick Hawkins, Chief Executive Officer and President. “Our Health and Nutrition segment declined compared to the same period last year, but has shown improvement sequentially with increased sales and operating income for the second quarter in a row.”

Mr. Hawkins continued, “In our Industrial segment, overall volumes were up slightly from a year ago. However, operating results in this segment were impacted by the raw material cost increases and continued weak economic conditions in agricultural markets which resulted in lower fertilizer application rates.”

For the first quarter of fiscal 2018, Industrial segment sales were $64.0 million, an increase of $0.2 million, or 0.4%, from the same period of the prior year. The increase in sales dollars was driven primarily by higher per-unit costs on one of our major commodities, resulting in higher selling prices on certain products. Water Treatment segment sales were $38.2 million for the most recent quarter, an increase of $2.6 million, or 7.3%, from the same period of the prior year. Sales dollars increased as a result of increased sales volumes, most notably in our specialized products that carry higher per-unit selling prices, as well as an increase in equipment project revenues. Sales for our Health and Nutrition segment were $31.5 million for the current quarter, a decrease of $0.5 million, or 1.5%, from the same period of the prior year. Sales were in line with our expectations but were slightly unfavorable to the prior year, due to a strong quarterly sales performance for the comparable period of the prior year. Timing of orders in this segment can vary greatly depending on customer requirements, causing uneven sales patterns.

Company-wide gross profit for the first quarter of fiscal 2018 was $26.0 million, or 19.4% of sales, a decrease of $2.2 million from $28.2 million, or 21.5% of sales, for the same period of the prior year. In addition to an increase in the LIFO reserve which negatively impacted gross profit by $0.5 million year over year, the decrease in gross profit was due to planned cost increases to drive future growth, including accelerated depreciation of $0.6 million, a $0.5 million reclassification from selling, general and administrative (“SG&A”) expenses, raw material price increases and product mix changes.

Gross profit for the Industrial segment was $9.0 million, or 14.0% of sales, for the quarter, a decrease of $1.4 million from $10.4 million, or 16.3% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.4 million in the current year and had a nominal impact on gross profit for the same period of the prior year. Volumes were up slightly from a year ago, but the decrease in gross profit and gross profit as a percentage of sales was driven primarily by increased operating costs, a shift in product mix to more sales of products that have lower per-unit margins, and the unfavorable year-over-year impact of the LIFO reserve.
Gross profit for the Water Treatment segment was $11.2 million, or 29.3% of sales, for the three months ended July 2, 2017 compared to $10.6 million, or 29.8% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.1 million for the three months ended July 2, 2017 and had a nominal impact during the same quarter of the prior year. Gross profit dollars increased due to increased sales volumes across many product lines, in particular certain of our specialized products that have higher per-unit margins, as well as an increase in margins on equipment projects.
Gross profit for our Health and Nutrition segment was $5.8 million, or 18.5% of sales, for the first quarter of fiscal 2018 compared to $7.2 million, or 22.4% of sales, for the same period of the prior year. The decrease in gross profit, and gross profit as a percentage of sales, was due to planned cost increases to drive future growth, including accelerated depreciation expense of $0.6 million related to manufacturing equipment that is being retired to install newer, more efficient equipment, as well as the reclassification of $0.5 million of costs that were recorded as SG&A expenses in the prior year to operating overhead in the current year to conform to Hawkins’ presentation.

Company-wide SG&A expenses were $15.8 million, or 11.8% of sales, for the quarter, compared to $15.1 million, or 11.5% of sales, for the same period of the prior year. Expenses increased as a result of the addition of sales and support personnel to drive future growth, offset partially by the reclassification of certain expenses in our Health & Nutrition segment from SG&A to operating overhead.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended July 2, 2017 was $16.5 million, a decrease of $2.3 million, or 12%, from adjusted EBITDA of $18.8 million for the same period in the prior year. The decrease was due to the combined impact of reduced gross profit in our Industrial and Health and Nutrition segments and increased operating costs, offset somewhat by the favorable year-over-year results in our Water Treatment segment.
Our effective income tax rate was 38.5% for both the three months ended July 2, 2017 and the three months ended July 3, 2016. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	July 2, 2017	July 3, 2016
Net Income (GAAP)	$5,831	$7,604
Interest expense	750	724
Income tax expense	3,652	4,762
Amortization of intangibles	1,429	1,521
Depreciation expense	4,402	3,554
Non-cash compensation expense	409	535
Stauber acquisition expenses	—	61
Adjusted EBITDA	$16,473	$18,761

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2017, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2018 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	July 2, 2017	July 3, 2016
Sales	$133,731	$131,374
Cost of sales	(107,732)	(103,158)
Gross profit	25,999	28,216
Selling, general and administrative expenses	(15,766)	(15,126)
Operating income	10,233	13,090
Interest expense, net	(750)	(724)
Income before income taxes	9,483	12,366
Income tax provision	(3,652)	(4,762)
Net income	$5,831	$7,604

Weighted average number of shares outstanding - basic	10,582,989	10,513,139
Weighted average number of shares outstanding - diluted	10,615,692	10,555,282

Basic earnings per share	$0.55	$0.72
Diluted earnings per share	$0.55	$0.72

Cash dividends declared per common share	$—	$—